Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
     THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this “Agreement”), made and entered into as of October 22, 2010, by and between Park Sterling Bank, a commercial bank organized under the laws of the State of North Carolina and having its principal place of business in the City of Charlotte, Mecklenburg County, North Carolina (the “Bank”), and Park Sterling Corporation, a North Carolina business corporation (the “Holding Company”).
W I T N E S S E T H
     WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective shareholders that the Bank be reorganized into a bank holding company structure pursuant to the terms of this Agreement, whereby the shareholders of the Bank (collectively, the “Shareholders” and individually, a “Shareholder”) would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock.
     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:
     1. THE EXCHANGE.
          (a) The name of the corporation whose shares will be acquired is “Park Sterling Bank” and the name of the acquiring corporation is “Park Sterling Corporation.”
          (b) At the Effective Time (as defined in Section 2 below), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Article 11 of the North Carolina Business Corporation Act, as amended (the “NCBCA”), each share of the $4.65 par value common stock of the Bank (“Bank Stock”) shall be exchanged (the “Exchange”) for one (1) share of the $1.00 par value common stock of the Holding Company (all such shares of Holding Company common stock issued to the Shareholders, collectively, the “Shares”).
          (c) As soon as possible after the Effective Time, the Holding Company shall furnish to each Shareholder transmittal forms and written instructions with respect to the Exchange. Until shares of the Bank Stock are surrendered for exchange in accordance with this Agreement, each outstanding certificate which, prior to the Effective Time, represented shares of Bank Stock, shall for all purposes evidence only the exchange rights established pursuant to this Agreement or, if applicable, the rights described in Paragraph 3 of this Agreement. The Holding Company may in its discretion elect not to treat any such unsurrendered shares as shares of common stock of the Holding Company for purposes of the payment of dividends or other distributions. If the Holding Company in its discretion so elects, then unless and until any outstanding certificate evidencing Bank Stock shall be so surrendered, no dividends payable to the holders of common stock of the Holding Company shall be paid to the holder of the unsurrendered Bank Stock certificate; provided, however, upon surrender and exchange of each outstanding certificate evidencing Bank Stock for a certificate evidencing outstanding common stock of the Holding Company, there shall be paid to the holder thereof the amount, without interest, of all dividends and other distributions, if any, which theretofore were declared and became payable, but were not paid, with respect to said shares.

          (d) At the Effective Time, all shares of common stock of the Holding Company outstanding immediately prior to the Effective Time shall be redeemed from the holder(s) thereof for the sum of $10.00 per share.
     2. CLOSING; EFFECTIVE TIME. Consummation of the Exchange and the other transactions contemplated by this Agreement shall take place at such time and date as the Holding Company and the Bank shall determine (the “Closing”). The Exchange shall become effective at the time specified in Articles of Share Exchange to be filed with the Secretary of State of North Carolina (the “Effective Time”).
     3. RIGHTS OF DISSENTING SHAREHOLDERS. Any Shareholder who has not voted for the Exchange at the meeting of Shareholders called to consider the Exchange, and who has given notice in writing at or prior to such meeting that he or she dissents from the Exchange, and who complies with the provisions of Part 2 of Article 13 of the NCBCA, shall be entitled to receive the fair value of the shares held by him or her. Upon the receipt of any notice of a Shareholder’s intent to assert dissenters’ rights pursuant to the NCBCA, the Bank shall establish an escrow fund (the “Escrow Fund”) from which all payments, whether before or after the Effective Time, necessary with respect to the exercise of such dissenters’ rights shall be made. The Holding Company shall not directly or indirectly contribute any funds to the Escrow Fund. The Bank shall deposit in the Escrow Fund an amount that it reasonably believes is sufficient to pay fully the claims of all Shareholders asserting dissenters’ rights, and shall make additional deposits to the Escrow Fund as it may reasonably determine to be necessary to satisfy such claims. In the event funds remain in the Escrow Fund after all claims for payment pursuant to dissenters’ rights have finally expired, terminated, or have been finally satisfied or settled, then any balance remaining in the Escrow Fund shall be returned to the Bank.
     4. LOST, DESTROYED, OR STOLEN CERTIFICATES. Shareholders whose certificates evidencing shares of Bank Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing Shares for which such shares of Bank Stock were exchanged pursuant to this Agreement in compliance with the provisions of the Holding Company’s bylaws.
     5. STOCK OPTION AND OTHER PLANS. Each stock option plan maintained by the Bank shall be assumed by the Holding Company and maintained as a Holding Company stock option plan providing for the issuance of shares of common stock of the Holding Company in a number equal to the number of shares of Bank Stock reserved for issuance under the plan immediately prior to the Effective Time. Each option giving rise to the right to purchase Bank Stock that is outstanding under an assumed stock option plan and unexercised immediately prior to the Effective Time (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become an option to purchase common stock of the Holding Company and the Holding Company will assume any and all rights, obligations and duties of the Bank associated with the unexercised portion of each such option in accordance with the terms of the assumed stock option plan and the written terms of the agreement governing each such outstanding option, including the stated per share exercise price, except that from and after the Effective Time:
          (a) references in an assumed stock option plan or option to the Bank, its board of directors or any committee thereof shall thereafter be construed as references to the Holding Company, its board of directors or any committee thereof, as applicable;
          (b) each option assumed by the Holding Company may be exercised solely for shares of common stock of the Holding Company; and

          (c) the number of shares of common stock of the Holding Company subject to each option shall be equal to the number of shares of Bank Stock subject to the unexercised portion of such option as determined immediately prior to the Effective Time.
The Company shall make such amendments to assumed stock option plans and outstanding options as it deems necessary or advisable to effect the provisions of this Section 5.
     6. OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE TIME. The Bank and the Holding Company shall, as soon as practicable take the following action, if such action has not already been taken:
          (a) This Agreement shall be duly submitted to the Shareholders of the Bank and the sole shareholder of the Holding Company for the purpose of considering and acting upon the Exchange in the manner required by law and their respective articles of incorporation and bylaws. The Bank and the Holding Company shall use their best efforts to obtain the requisite approval of their shareholders for the Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission, such applications, exhibits, documents and papers as shall be necessary or appropriate to secure approval of this Agreement, the Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;
          (b) The Holding Company shall use its best efforts to cause the issuance of common stock of the Holding Company made pursuant to this Agreement and the Exchange to be qualified or exempted under the Securities Act of 1933, as amended, and the Blue Sky Laws of each state in which it deems such qualification or exemption to be required;
          (c) Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.
     7. CONDITIONS PRECEDENT TO THE EXCHANGE. The Exchange shall be subject to the satisfaction of the following conditions:
          (a) Ratification and confirmation of this Agreement by approval of a majority of the Shareholders and by approval of the sole shareholder of the Holding Company as required by law;
          (b) Approvals by the Board of Governors of the Federal Reserve System of the Exchange and the transactions related thereto;
          (c) Approval, to the extent required, of any other governmental or regulatory authority;
          (d) Receipt of a favorable opinion with respect to the tax consequences of the proposed Exchange; and
          (e) Expiration of any waiting period required by any supervisory authority.
     8. TERMINATION. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by either Board of Directors:

          (a) Any condition precedent contained in Paragraph 7 has not been fulfilled or waived;
          (b) Any action, suit, proceeding, or claim has been instituted, made or threatened, relating to the proposed Exchange that makes consummation of the Exchange inadvisable in the opinion of the Board of Directors of either the Bank or the Holding Company;
          (c) The Board of Directors of the Bank determines that the holders of a sufficient number of shares of Bank Stock have dissented from the Exchange so that consummation of the Exchange is not in the best interests of the Bank;
          (d) A determination by the Board of Directors of either the Bank or the Holding Company that consummation of the Exchange is inadvisable in the opinion of such Board of Directors.
     9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby.
     10. EFFECT OF AGREEMENT. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
[Signatures Appear on Next Page]

     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.

PARK STERLING CORPORATION
By:	/s/ James C. Cherry
James C. Cherry, Chief Executive Officer

ATTEST:

/s/ Stephen A. Arnall
Stephen A. Arnall, Secretary
[corporate seal]

PARK STERLING BANK
By:	/s/ Bryan F. Kennedy, III
Bryan F. Kennedy, III, President

ATTEST:

/s/ Stephen A. Arnall
Stephen A. Arnall, Secretary
[corporate seal]

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